                                   EXHIBIT 5.1

July 3, 2002

SLM Corporation
11600 Sallie Mae Drive
Reston, VA 20193

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     I am Executive Vice President and General Counsel of SLM Corporation (formerly USA Education Inc. and formerly SLM Holding Corporation), a Delaware corporation (the "Corporation"). The Corporation is about to register with the Securities and Exchange Commission on a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of l933, as amended, an aggregate of 18,467,200 shares of the Corporation's common stock, $0.20 par value per share (the "Shares"), which Shares may be offered and sold under the SLM Corporation's Employee Stock Option Plan, the SLM Corporation's Management Incentive Plan and the SLM Corporation Board of Directors Stock Plan (collectively, the "Plans").

     As General Counsel for the Corporation, I am familiar with its Certificate of Incorporation, as amended, and Bylaws, as amended. I have examined the Plans, the prospectuses that will be distributed to participants in the Plans (the "Prospectuses") and the Registration Statement.

     I have also examined and relied upon such corporate records of the Corporation and other documents and certificates with respect to factual matters as I have deemed necessary to render the opinion expressed herein. With respect to the documents I have reviewed, I have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with originals of all documents submitted to me as copies. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon statements and representations of other officers and representatives of the Corporation.

     Based upon my examination mentioned above, I am of the opinion that all necessary corporate proceedings by the Corporation have been duly taken to authorize the issuance of the Shares pursuant to the Plans and that the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

     This letter expresses my opinion as to the provisions of the Delaware General Corporation Law governing the authorization and issuance of stock, but does not extend to the securities or "Blue Sky" laws of Delaware or any other jurisdiction or to federal securities laws or to other laws.

     I hereby consent to the filing of this opinion as part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and

Regulations of the Securities and Exchange Commission thereunder. This opinion is intended solely for your use in connection with the transactions described above. No other person may rely on this opinion for any other purpose without my prior written consent.

                                  Very truly yours,

                                  /s/ MARIANNE M. KELER

                                  Marianne M. Keler

                                                                              12